SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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                          Date of Report: June 8, 1999

                                  ISRAMCO, INC.
             (Exact name of registrant as specified in its charter)

Delaware                            0-12500                 13-3145265
(State or Other Jurisdiction        Commission File         IRS Employer
of Incorporation)                   Number)                 Identification No.)


                          Delaware 0-12500 13-3145265
           (State or Other Jurisdiction Commission File IRS Employer
                 of Incorporation) Number) Identification No.)

               1770 St. James Place, Houston, Texas 7705 Suite 607
                    (Address of Principal Executive Offices)

                                  713-621-3882
              (Registrant's Telephone Number, including Area Code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS

     Isramco, Inc. (hereinafter, the "Company") intends to exercise its rights to purchase participation units of Isramco Negev II Limited Partnership, an Israeli entity (the "Partnership), being offered in a rights offering to the Partnership's existing unit holders ("Rights Offering"). The Company intends to purchase the entirety of the participation units which it is entitled to purchase in the Rights Offering for an aggregate purchase price of approximately $600,000. The participation units being offered in the Rights Offering are identical, in all material respects, to the participation units currently outstanding. The Company currently holds 2.27% of the issued Partnership units and a wholly-owned subsidiary of the Company, Isramco Oil and Gas Ltd. ("IOG"), which serves as the general partner for the Partnership (the "General Partner"), holds an additional 0.0758% of the Partnership units. If any existing unit holder elects not to exercise its rights, the Company may purchase, on the open market, additional rights beyond those rights which it intends to exercise in the Rights Offering, thereby increasing its percentage interest of the issued partnership units.

     The Partnership was formed in 1989 for the purpose of acquiring from the Company certain of the Company's working interests. The Partnership is currently the largest holder of working interests in the Med Licenses and the Yam Ashdod Carveout Venture. From its formation in 1989 through 1994, the Partnership raised approximately $123 million from the public in Israel. Isramco Management
(1988) Ltd., a wholly-owned subsidiary of the Company, serves as the nominee holder of Partnership units held by public investors in Israel. Currently, the Partnership has available approximately $56 million. The Rights Offering seeks to raise up to $25,000,000.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 1999                  Isramco, Inc.

                                    By: /s/ Haim Tsuff

                                    Haim Tsuff
                                    Chairman of the Board